Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Approved for Listing on NASDAQ Stock Market

Expects to begin trading on NASDAQ, under HILL, on July 28, 2003

CARLSBAD, Calif.—July 23, 2003—Dot Hill Systems Corp. (AMEX: HIL) today announced that it has been approved for listing on the NASDAQ Stock Market, and it anticipates that its common stock will begin trading on NASDAQ, under the ticker symbol HILL, at the opening of trading on Monday, July 28, 2003.  The stock will continue to trade on AMEX until that time.

“We have been extremely pleased with the professionalism of the American Stock Exchange, and thank them, as well as our specialists Bear Wagner, for excellent service,” said Jim Lambert, Dot Hill chief executive officer.  “The first day we were listed on AMEX, on December 12, 2002, our stock closed at $3.05.  Yesterday, our stock closed at $15.70.  While we valued listing with AMEX, we believe that the NASDAQ Stock Market is a better fit for Dot Hill, given its focus on technology companies.

“NASDAQ lists more companies and trades more shares per day than any other U.S. equities market, including those of companies that are leaders in the technology and communications industries, and we look forward to being part of that.  We also are confident that our shareholders will be well-served by NASDAQ, which is among the best regulated stock markets in the world.”

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to businesses worldwide.  Its products include the SANnet II family of storage systems.  For more information, visit Dot Hill on the Web at www.dothill.com.

Dot Hill and the Dot Hill logo are trademarks of Dot Hill Systems Corp.  All other trademarks and names are the property of their respective owners.

Certain statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Forward-looking statements include statements about any future events, results or occurrences such as statements regarding: Dot Hill’s actual listing on the NASDAQ stock market, the timing of any such listing, and the quality and reliability of trades handled by NASDAQ.  The risks that contribute to the uncertain nature of the forward-looking statements include: unforeseen technological, intellectual property or engineering issues; NASDAQ’s right to withdraw approval for listing; Dot Hill’s right to choose not to eventually list on NASDAQ; and the uncertain nature of stock trading.  For other risks and uncertainties that Dot Hill faces, please see those set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill.  All forward-looking statements contained in this press release speak only as of the date on which they were made.  Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.